TRANSFER AGENCY AND REGISTRAR AGREEMENT


         AGREEMENT, dated as of April 1, 1993, between U.S. LARGE STOCK FUND, (the "Fund"), a business trust organized under the laws of Delaware and having its principal place of business at 1190 Sarasota Avenue, San Jose, California 95129, and THE SHAREHOLDER SERVICES GROUP, INC.(MA) (the "Transfer Agent"), a Massachusetts corporation with principal offices at One Exchange Place, 53 State Street, Boston, Massachusetts 02109.

                               W I T N E S S E T H

         That for and in consideration of the mutual covenants and promises hereinafter set forth, the Fund and the Transfer Agent agrees as follows:

         1. DEFINITIONS. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

                  (a) "Articles of Incorporation" shall mean the Articles of Incorporation, Declaration of Trust, Partnership Agreement, or similar organizational document as the case may be, of the Fund as the same may be amended from time to time.

                  (b) "Authorized Person" shall be deemed to include any person, whether or not such person is an officer or employee of the Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in a certificate furnished to the Transfer Agent pursuant to
Section 4(c) hereof as may be received by the Transfer Agent from time to time.

                  (c) "Board of Directors" shall mean the Board of Director, Board of Trustees or, if the Fund is a limited partnership, the General Partner(s) of the Fund, as the case may be.

                  (d) "Commission" shall mean the Securities and Exchange Commission.

                  (e) "Custodian" refers to any custodian or subcustodian of securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement.

                  (f) "Fund" shall mean the entity executing this Agreement, and if it is a series fund, as such term is used in the 1940 Act, such term shall mean each series of the Fund hereafter created, except that appropriate documentation with respect to



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each series must be presented to the Transfer Agent before this Agreement shall become effective with respect to each such series.

                  (g) "1940 Act" shall mean the Investment Company Act of 1940.

                  (h) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by the Transfer Agent from a person reasonably believed by the Transfer Agent to be an Authorized Person;

                  (i) "Prospectus" shall mean the most recently dated Fund Prospectus and Statement of Additional Information, including any supplements thereto if any, which has become effective under the Securities Act of 1933 and the 1940 Act.

                  (j) "Shares" refers collectively to such shares of capital stock, beneficial interest or limited partnership interests, as the case may be, of the Fund as may be issued from time to time and, if the Fund in a closed-end or a series fund, as such terms are used in the 1940 Act any other classes or series of stock, shares of beneficial interest or limited partnership interests that may be issued from time to time.

                  (k) "Shareholder" shall mean a holder of shares of capital stock beneficial interest or any other class or series, and also refers to partners of limited partnerships.

                  (l) "Written Instructions" shall mean a written communication signed by a person reasonably believed by the Transfer Agent to be an Authorized Person and actually received by the Transfer Agent. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

         2. APPOINTMENT OF THE TRANSFER AGENT. The Fund hereby appoints and constitutes the Transfer Agent as transfer agent, registrar and dividend disbursing agent for Shares of the Fund and as shareholder servicing agent for the Fund. The Transfer Agent accepts such appointments and agrees to perform the duties hereinafter set forth.

         3.       COMPENSATION.

                  (a) The Fund will compensate or cause the Transfer Agent to be compensated for the performance of its obligations hereunder in accordance with the fees set forth in the written schedule of fees annexed hereto as Schedule A and incorporated herein. The Transfer Agent will transmit an invoice to the Fund as soon as practicable after the end of each calendar month which will be detailed in accordance with Schedule A, and the Fund will pay to the Transfer Agent the

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



amount of such invoice within fifteen (15) days after the Fund's receipt of the invoice.

                           In addition, the Fund agrees to pay, and will be
billed separately for, out-of-pocket expenses incurred by the Transfer Agent in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule B and incorporated herein. Schedule B may be modified by the Transfer Agent upon not less than 30 days' prior written notice to the Fund. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by the Transfer Agent in the performance of its obligations hereunder. Reimbursement by the Fund for expenses incurred by the Transfer Agent in any month shall be made as soon as practicable but no later than 15 days after the receipt of an itemized bill from the Transfer Agent.

                  (b) Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule A, a revised fee schedule executed and dated by the parties hereto.

         4. DOCUMENTS. In connection with the appointment of the Transfer Agent the Fund shall deliver or caused to be delivered to the Transfer Agent the following documents on or before the date this Agreement goes into effect, but in any case within a reasonable period of time for the Transfer Agent to prepare to perform its duties hereunder:

                  (a) If applicable, specimens of the certificates for Shares of the Fund;

                  (b) All account application forms and other documents relating to Shareholder accounts or to any plan, program or service offered by the Fund;

                  (c) A signature card bearing the signatures of any officer of the Fund or other Authorized Person who will sign Written Instructions or is authorized to give Oral Instructions;

                  (d) A certified copy of the Articles of Incorporation, as amended;

                  (e) A certified copy of the By-laws of the Fund, as amended;

                  (f) A copy of the resolution of the Board of Directors authorizing the execution and delivery of this Agreement;

                  (g) A certified list of Shareholders of the Fund with the name, address and taxpayer identification number of each Shareholder, and the number of Shares of the Fund held by each, certificate numbers and denominations (if any certificates have been issued), lists of any accounts against which stop transfer orders have been placed, together with the reasons therefore, and the number of Shares redeemed by the Fund; and

                  (h) An opinion of counsel for the Fund with respect to the validity of the Shares and the status of such Shares under the Securities Act of 1933, as amended.

         5. FURTHER DOCUMENTATION. The Fund will also furnish the Transfer Agent with copies of the following documents promptly after the same shall become available.

                  (a) each resolution of the Board of Directors authorizing the issuance of Shares;

                  (b) any registration statements filed on behalf of the Fund and all pre-effective and post-effective amendments thereto filed with the Commission;

                  (c) a certified copy of each amendment to the Articles of Incorporation or the By-laws of the Fund;

                  (d) certified copies of each resolution of the Board of Directors or other authorization designating Authorized Persons; and

                  (e) such other certificates, documents or opinions as the Transfer Agent may reasonably request in connection with the performance of its duties hereunder.

         6. REPRESENTATIONS OF THE FUND. The Fund represents to the Transfer Agent that all outstanding Shares are validly issued, fully paid and non-assessable. When shares are hereafter issued in accordance with the terms of the Fund's Articles of Incorporation and its Prospectus, such Shares shall be validly issued, fully paid and non-assessable.

         7. DISTRIBUTIONS PAYABLE IN SHARES. In the event that the Board of Directors of the Fund shall declare a distribution payable in Shares, the Fund shall deliver or cause to be delivered to the Transfer Agent written notice of such declaration signed on behalf of the Fund by an officer thereof, upon which the Transfer Agent shall be entitled to rely for all purposes, certifying (i) the identity of the Shares involved, (ii) the number of Shares involved, and
(iii) that all appropriate action has been taken.

         8. DUTIES OF THE TRANSFER AGENT. The Transfer Agent shall be responsible for administering and/or performing those functions typically performed by a transfer agent; for acting as service agent in connection with dividend and distribution functions; and for performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of Shares in accordance with the terms of the Prospectus and applicable law. The operating standards and procedures to be followed shall be determined from time to time by agreement between the Fund and the Transfer Agent and shall initially be as described in Schedule C attached hereto. In addition, the Fund shall deliver to the Transfer Agent all notices issued by the Fund with respect to the Shares in accordance with and pursuant to the Articles of Incorporation or By-laws of the Fund or as required by law and shall perform such other specific duties as are set forth in the Articles of Incorporation including the giving of notice of any special or annual meetings of shareholders and any other notices required thereby.

         9. RECORD KEEPING AND OTHER INFORMATION. The Transfer Agent shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule C in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. All records shall be available during regular business hours for inspection and use by the Fund. Where applicable, such records shall be maintained by the Transfer Agent for the periods and in the places required by Rule 31a-2 under the 1940 Act.

                  Upon reasonable notice by the Fund, the Transfer Agent shall make available during regular business hours such of its facilities and premises employed in connection with the performance of its duties under the Agreement for reasonable visitation by the Fund, or any person retained by the Fund as may be necessary for the Fund to evaluate the quality of the services performed by the Transfer Agent pursuant hereto.

         10. OTHER DUTIES. In addition to the duties set forth in Schedule C, the Transfer Agent shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Fund and the Transfer Agent. The compensation for such other duties and functions shall be reflected in a written amendment to Schedule A or B and the duties and functions shall be reflected in an amendment to Schedule C, both dated and signed by authorized persons of the parties hereto.

         11.      RELIANCE BY TRANSFER AGENT:  INSTRUCTIONS

                  (a) The Transfer Agent will have no liability when acting upon Written or Oral Instructions believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Fund pursuant to Section 4(c). The Transfer Agent will also have no liability when processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Fund and the proper countersignature of the Transfer Agent.

                  (b) At any time, the Transfer Agent may apply to any Authorized Person of the Fund for Written Instructions and may seek advice from legal counsel for the Fund, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund or for the Transfer Agent. Written Instructions requested by the Transfer Agent will be provided by the Fund within a reasonable period of time. In addition, the Transfer Agent, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing of acting on behalf of the Fund only if said representative is an Authorized Person. The Fund agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Fund's failure to so confirm shall not impair in any respect the Transfer Agent's right to rely on Oral Instructions. The Transfer Agent shall have no duty or obligation to inquire into, nor shall the Transfer Agent be responsible for, the legality of any act done by it upon the request or direction of a person reasonably believed by the Transfer Agent to be an Authorized Person.

                  (c) Notwithstanding any of the foregoing provisions of this Agreement, the Transfer Agent shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received thereof; (ii) the legality of the redemption of any Shares, or the propriety of the amount to be paid thereof; (iii) the legality of the declaration of any dividend by the Board of Directors, or the legality of the issuance of any Shares in payment of any dividend; or (iv) the legality of any recapitalization or readjustment of the Shares.

         12. ACTS OF GOD, ETC. The Transfer Agent will not be liable or responsible for delays or errors by acts of God or by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, mechanical breakdown, insurrection, war, riots, or failure or unavailability of transportation, communication or power supply, fire, flood or other catastrophe.

         13. DUTY OF CARE AND INDEMNIFICATION. The Fund will indemnify the Transfer Agent against and hold it harmless from any and all losses, claims, damages, liabilities or expenses of any sort or kind (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit or other proceeding (a "Claim") unless such Claim has been judicially determined to have resulted from a negligent failure to act or omission to act or bad faith of the Transfer Agent in the performance of its duties hereunder. In addition, the Fund will indemnify the Transfer Agent against and hold it harmless from any Claim, damages, liabilities or expenses (including reasonable counsel fees) that is a result of: (i) any action taken in accordance with Written or Oral Instructions, or any other instructions, or share certificates reasonably believed by the Transfer Agent to be genuine and to be signed, countersigned or executed, or orally communicated by an Authorized Person; (ii) any action taken in accordance with written or oral advice reasonably believed by the Transfer Agent to have been given by counsel for the Fund or its own counsel; or (iii) any action taken as a result of any error or omission in any record (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) delivered, or caused to be delivered by the Fund to the Transfer Agent in connection with this Agreement.

                  In any case in which the Fund may be asked to indemnify or hold the Transfer Agent harmless, the Fund shall be advised of all pertinent facts concerning the situation in question. The Transfer Agent will notify the Fund promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Fund although the failure to do so shall not prevent recovery by the Transfer Agent. The Fund shall have the option to defend the Transfer Agent against any Claim which may be the subject of this indemnification, and, in the event that the Fund so elects, such defense shall be conducted by counsel chosen by the Fund and satisfactory to the Transfer Agent, and thereupon the Fund shall take over complete defense of the Claim and the Transfer Agent shall sustain no further legal or other expenses in respect of such Claim. The Transfer Agent will not confess any Claim or make any compromise in any case in which the Fund will be asked to provide indemnification, except with the Fund's prior written consent. The obligations of the parties hereto under this Section shall survive the termination of this Agreement.

         14. CONSEQUENTIAL DAMAGES. In no event and under no circumstances shall either party under this Agreement be liable to the other party for consequential or indirect loss of profits, reputation or business or any other special damages under any provision of this Agreement or for any act or failure to act hereunder.

         15. TERM AND TERMINATION.

                  (a) This Agreement shall be effective on the date first written above and shall continue until April 30, 1994. Thereafter this Agreement shall automatically continue for successive annual periods ending on the anniversary of the date first written above, provided that it may be terminated by either party during these successive annual periods upon written notice given at least 90 days prior to such anniversary date.

                  (b) In the event a termination notice is given by the Fund, it shall be accompanied by a resolution of the Board of Directors, certified by the Secretary of the Fund, designating a successor transfer agent or transfer agents. Upon such termination and at the expense of the Fund, the Transfer Agent will deliver to such successor a certified list of shareholders of the Fund (with names and addresses), and all other relevant books, records, correspondence and other Fund records or data in the possession of the Transfer Agent, and the Transfer Agent will cooperate with the Fund and any successor transfer agent or agents in the substitution process.

         16. CONFIDENTIALITY. Both parties hereto agree that any non public information obtained hereunder concerning the other party is confidential and may not be disclosed to any other person without the consent of the other party, except as may be required by applicable law or at the request of the Commission or other governmental agency. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, without bond or other security, to an injunction or injunctions to prevent breaches of this provision.

         17. AMENDMENT. This Agreement may only be amended or modified by a written instrument executed by both parties.

         18. SUBCONTRACTING. The Fund agrees that the Transfer Agent may, in its discretion, subcontract for certain of the services described under this Agreement or the Schedules hereto; provided that the appointment of any such Transfer Agent shall not relieve the Transfer Agent of its responsibilities hereunder.

         19.      MISCELLANEOUS.

                  (a) NOTICES. Any notice of other instrument authorized or required by this Agreement to be given in writing to the Fund or the Transfer Agent, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                  To the Fund:

                  U. S. Large Stock Fund

                  1190 Sarasota Avenue
                  Suite 200
                  San Jose, California 95129
                  Attention: ___________________________


                  To the Transfer Agent:

                  The Shareholder Services Group
                  One Exchange Place

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



                  53 State Street
                  Boston, Massachusetts 02109
                  Attention:  Robert F. Radin, President

                  with a copy to TSSG Counsel

                  (b) SUCCESSORS. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns, provided, however, that this Agreement shall not be assigned to any person other than a person controlling, controlled by or under common control with the assignor without the written consent of the other party, which consent shall not be unreasonably withheld.

                  (c) GOVERNING LAW. This Agreement shall be governed exclusively by the laws of the State of New York without reference to the choice of law provisions thereof. Each party hereto hereby agrees that (i) the Supreme Court of New York sitting in New York County shall have exclusive jurisdiction over any and all disputes arising hereunder; (ii) hereby consents to the personal jurisdiction of such court over the parties hereto, hereby waiving any defense of lack of personal jurisdiction; and (iii) appoints the person to whom notices hereunder are to be sent as agent for service of process.

                  (d) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

                  (e) CAPTIONS. The captions of this Agreement are included for convenience or reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

                  (f) USE OF TRANSFER AGENT'S NAME. The Fund shall not use the name of the Transfer Agent in any Prospectus, Statement or Additional Information, shareholders' report, sales literature or other material relating to the Fund in a manner not approved prior thereto in writing; provided, that the Transfer Agent need only receive notice of all reasonable uses of its name which merely refer in accurate terms to its appointment hereunder or which are required by any government agency or applicable law or rule. Notwithstanding the foregoing, any reference to the Transfer Agent shall include a statement to the effect that it is a wholly owned subsidiary of First Data Corporation.

                  (g) USE OF FUND'S NAME. The Transfer Agent shall not use the name of the Fund or material relating to the Fund on any documents or forms for other than internal use in a manner not approved prior thereto in writing; provided, that the Fund need only receive notice of all reasonable uses of its name which merely refer in accurate terms to the appointment of the Transfer Agent or which are required by any government agency or applicable law or rule.

                  (h) INDEPENDENT CONTRACTORS. The parties agree that they are independent contractors and not partners or co-venturers.

                  (i) ENTIRE AGREEMENT; SEVERABILITY. This Agreement and the Schedules attached hereto constitute the entire agreement of the parties hereto relating to the matters covered hereby and supersede any previous agreements. If any provision is held to be illegal, unenforceable or invalid for any reason, the remaining provisions shall not be affected or impaired thereby.

                           IN WITNESS WHEREOF, the parties hereto have caused
this Agreement to be executed by their duly authorized officers, as of the day and year first above written.



                                          U. S. LARGE STOCK FUND

                                          By:______________________________
                                             Title:______________________


                                          THE SHAREHOLDER SERVICES
                                          GROUP, INC.

                                          By:______________________________
                                             Title:______________________




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                                       A-1

                               Transfer Agent Fee

                                   Schedule A


I.  ACCOUNT FEES

         The Fund shall pay the Transfer Agent a fee of $1,000 per month for the period from May 1, 1993 to April 30, 1994, and thereafter a minimum of $2,500 per month during the term of this Agreement. The Transfer Agent and the Fund agree to review these fees after May 1, 1994 and, if agreed to in writing by both parties, to amend this Schedule accordingly.

         In addition, on the first anniversary date of this Agreement and each subsequent anniversary date, the monthly minimum fee shall be increased by a percentage amount equal to two percent more than the percentage increase in the then current Consumer Price Index (all urban consumers) or its successor index.


II.  IRA FEES

         The Transfer Agent will directly bill the accounts of shareholders participating in a Weiss, Peck and Greer Individual Retirement Account (IRA), a Weiss, Peck and Greer Simplified Employment Plan Individual Retirement Account (SEP IRA), or a Weiss, Peck and Greer Self Employed Retirement Plan the following charges:

         -  Account Set Up Fee                $10.00 per account set up

         -  Retirement Account Maintenance    $15.00 per plan account, per year
                      Fee

         -  Premature Distribution            $10.00 per account


III.  SERVICE CHARGES

         The following service charges will be paid by the Fund as soon as practicable but no later than 30 days after the receipt of an itemized bill from the Transfer Agent.

         - Programming enhancements of the System @ a base rate of $100 per hour, plus or minus variances as approved by the Fund


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                                       A-2

                  Overtime expenses incurred in the performance of servicing responsibilities, as approved by the Fund in writing prior to the work being performed, based upon estimates provided by TSSG


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




                                       B-1

                                   Schedule B

OUT-OF-POCKET EXPENSES
----------------------

         The Fund shall reimburse the Transfer Agent monthly for applicable out-of-pocket expenses, including, but not limited to the following items:

         -        Microfiche/microfilm production
         -        Magnetic media tapes and freight
         - Printing costs, including without limitation, certificates, envelopes, checks, stationery, statements and confirmations
         - Postage (bulk, pare-sort, ZIP+4, barcoding, first class) direct pass through to the Fund
         -        Due diligence mailings
         - Telephone and telecommunication costs, including all lease, maintenance and line costs
         -        Ad hoc reports
         -        Proxy solicitations, mailings and tabulations
         -        Daily & Distribution advice mailings
         -        Shipping, Certified and Overnight mail and insurance
         -        Year-end form production and mailings
         - Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines
         -        Duplicating services
         -        Courier services
         - Incoming and outgoing wire charges, Federal Reserve charges for check clearance and other Fund related banking charges
         -        Overtime, as approved by the Fund
         -        Temporary staff, as approved by the Fund
         -        Travel and entertainment, as approved by the Fund
         - Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors
         -        Third party audit reviews
         - All conversion costs: including System start up costs at the rate of $100.00 per hour
         - All Systems enhancements after the conversion at the rate of $100.00 per hour
         -        Insurance

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




         - Such other miscellaneous expenses reasonably incurred by the Transfer Agent in performing its duties and responsibilities under this Agreement

         The Fund agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with the Transfer Agent. In addition, the Fund will promptly reimburse the Transfer Agent for any other unscheduled expenses incurred by the Transfer Agent whenever the Fund and the Transfer Agent mutually agree that such expenses are not otherwise properly borne by the Transfer Agent as part of its duties and obligations under the Agreement.




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




                                       C-1

                                   Schedule C

DUTIES OF THE TRANSFER AGENT
----------------------------

         1. SHAREHOLDER INFORMATION. The Transfer Agent or its agent shall maintain a record of the number of shares held by no more than 31 (thirty-one) holders of record which shall include name, address, taxpayer identification and which shall indicate whether such Shares are held in certificates or uncertificated form.

         2. SHAREHOLDER SERVICES. The Transfer Agent or its agent will investigate all inquiries from shareholders of the Fund relating to Shareholder accounts and will respond to all communications from Shareholders and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon between the Transfer Agent and the Fund.

         3.       SHARE CERTIFICATES.

                  (a) At the expense of the Fund, it shall supply the Transfer Agent or its agent with an adequate supply of blank share certificates to meet the Transfer Agent or its agent's requirements therefor. Such Share certificates shall be properly signed by facsimile. The Fund agrees that, notwithstanding the death, resignation, or removal of any officer of the Fund whose signature appears on such certificates, the Transfer Agent or its agent may continue to countersign certificates which bear such signatures until otherwise directed by Written Instructions.

                  (b) The Transfer Agent or its agent shall issue replacement Share certificates in lieu of certificates which have been lost, stolen or destroyed, upon receipt by the Transfer Agent or its agent of properly executed affidavits and lost certificate bonds, in form satisfactory to the Transfer Agent or its agent, with the Fund and the Transfer Agent or its agent as obligees under the bond.

                  (c) The Transfer Agent or its agent shall also maintain a record of each certificate issued, the number of Shares represented thereby and the holder of record. With respect to Shares held in open accounts or uncertificated form, i.e., no certificate being issued with respect thereto, the Transfer Agent or its agent shall maintain comparable records of the record holders thereof, including their names, addresses and taxpayer identification. The Transfer Agent or its agent shall further maintain a stop transfer record on lost and/or replaced certificates.

         4. MAILING COMMUNICATIONS TO SHAREHOLDERS; PROXY MATERIALS. The Transfer Agent or its agent will address and mail to Shareholders of the Fund, all reports to Shareholders, dividend and distribution notices and proxy materials for the Fund's meetings of Shareholders. In connection with meetings of Shareholders, the Transfer Agent or its Agent will prepare Shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings, act as inspector of election at meetings and certify Shares voted at meetings.

         5.       SALES OF SHARES

                  (a) SUSPENSION OF SALE OF SHARES. The Transfer Agent or its agent shall not be required to issue any Shares of the Fund where it has received a Written Instruction from the Fund or official notice from any appropriate authority that the sale of the Shares of the Fund has been suspended or discontinued. The existence of such Written Instructions or such official notice shall be conclusive evidence of the right of the Transfer Agent or its agent to rely on such Written Instructions or official notice.

                  (b) RETURNED CHECKS. In the event that any check or other order for the payment of money is returned unpaid for any reason, the Transfer Agent or its agent will: (i) give prompt notice of such return to the Fund or its designee; (ii) place a stop transfer order against all Shares issued as a result of such check or order; and (iii) take such actions as the Transfer Agent may from time to time deem appropriate.

         6.       TRANSFER AND REPURCHASE.

                  (a) REQUIREMENTS FOR TRANSFER OR REPURCHASE OF SHARES. The Transfer Agent or its agent shall process up to two requests to transfer or redeem Shares, per day per shareholder, in accordance with the transfer or repurchase procedures set forth in the Fund's Prospectus.

                  The Transfer Agent or its agent will transfer or repurchase Shares upon receipt of Oral or Written Instructions or otherwise pursuant to the Prospectus and Share certificates, if any, properly endorsed for transfer or redemption, accompanied by such documents as the Transfer Agent or its agent reasonably my deem necessary.

                  The Transfer Agent or its agent reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the endorsement on the instructions is valid and genuine. The Transfer Agent or its agent also reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the requested transfer or repurchase is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or repurchases which the Transfer Agent or its agent, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or repurchase.

                  (b) NOTICE TO CUSTODIAN AND FUND. When Shares are redeemed, the Transfer Agent or its agent shall, upon receipt of the instructions and documents in proper form, deliver to the Custodian and the Fund or its designee a notification setting forth the number of Shares to be repurchased. Such repurchased shares shall be reflected on appropriate accounts maintained by the Transfer Agent or its agent reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

                  (c) PAYMENT OF REPURCHASE PROCEEDS. The Transfer Agent or its agent shall, upon receipt of the moneys paid to it by the Custodian for the repurchase of Shares, pay such moneys as are received from the Custodian, all in accordance with the procedures described in the written instruction received by the Transfer Agent or its agent from the Fund.

                  The Transfer Agent or its agent shall not process or effect any repurchase with respect to Shares of the Fund after receipt by the Transfer Agent or its agent of notification of the suspension of the determination of the net asset value of the Fund.

         7.       DIVIDENDS.

                  (a) NOTICE TO AGENT AND CUSTODIAN. Upon the declaration of each dividend and each capital gains distribution by the Board of Directors of the Fund with respect to Shares of the Fund, the Fund shall furnish or cause to be furnished to the Transfer Agent or its agent a copy of a resolution of the Fund's Board of Directors certified by the Secretary of the Fund setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which shareholders entitled to payment shall be determined, the amount payable per Share to the shareholders of record as of that date, the total amount payable to the Transfer Agent or its agent on the payment date and whether such dividend or distribution is to be paid in Shares of such class at net asset value.


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




                  On or before the payment date specified in such resolution of the Board of Directors, the Custodian of the Fund will pay to the Transfer Agent sufficient cash to make payment to the shareholders of record as of such payment date.

                  (b) INSUFFICIENT FUNDS FOR PAYMENTS. If the Transfer Agent or its agent does not receive sufficient cash from the Custodian to make total dividend and/or distribution payments to all shareholders of the Fund as of the record date, the Transfer Agent or its agent will, upon notifying the Fund, withhold payment to all Shareholders of record as of the record date until sufficient cash is provided to the Transfer Agent or its agent.

                             Exhibit 1 to Schedule C


                               Summary of Services


         The services to be performed by the Transfer Agent or its agent shall be as follows:

         A.       DAILY RECORDS

                  Maintain daily the following information with respect to each Shareholder account as received:

                  -        Name and Address (Zip Code)
                  -        Class of Shares
                  -        Taxpayer Identification Number
                  -        Balance of Shares held by Agent
                  - Beneficial owner code: i.e., male, female, joint tenant, etc.
                  -        Dividend code (reinvestment)
                  -        Number of Shares held in certificate form

         B.       OTHER DAILY ACTIVITY

                  - Answer written inquiries relating to Shareholder accounts (matters relating to portfolio management, distribution of Shares and other management policy questions will be referred to the Fund).

                  - Process additional payments into established Shareholder accounts in accordance with Written Instruction from the Agent.

                  - Upon receipt of proper instructions and all required documentation, process requests for repurchase of Shares.

                  - Identify redemption requests made with respect to accounts in which Shares have been purchased within an agreed-upon period of time for determining whether good funds have been collected with respect to such purchase and process as agreed by the Agent in accordance with written instructions set forth by the Fund.

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




                                       C-5

                  - Examine and process all transfers of Shares, ensuring that all transfer requirements and legal documents have been supplied.

                  -        Issue and mail replacement checks.

                  - Open new accounts and maintain records of exchanges between accounts.

         C.       DIVIDEND ACTIVITY

                  - Calculate and process Share dividends and distributions as instructed by the Fund.

                  - Compute, prepare and mail all necessary reports to Shareholders or various authorities as requested by the Fund. Report to the Fund reinvestment plan share purchases and determination of the reinvestment price.

         D.       MEETINGS OF SHAREHOLDERS

                  - Cause to be mailed proxy and related material for all meetings of Shareholders. Tabulate returned proxies (proxies must be adaptable to mechanical equipment of the Agent or its agents) and supply daily reports when sufficient proxies have been received.

                  - Prepare and submit to the Fund and Affidavit of Mailing.

                  - At the time of the meeting, furnish a certified list of Shareholders, hard copy, microfilm or microfiche and, if requested by the Fund, Inspection of Election.

         E.       PERIODIC ACTIVITIES

                  - Cause to be mailed reports, Prospectuses, and any other enclosures requested by the Fund (material must be adaptable to mechanical equipment of Agent or its agents).

                  - Receive all notices issued by the Fund with respect to the Preferred Shares in accordance with and pursuant to the Articles of Incorporation and the Indenture and perform such other specific duties as are set forth in the Articles of Incorporation including a giving of notice of a special meeting and notice of redemption in the circumstances and otherwise in accordance with all relevant provisions of the Articles of Incorporation.



                                       22